Exhibit 99.1

For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2010 RESULTS
  Pre-tax, pre-provision operating earnings of $9.7 million, up 15% over prior year
  Net income of $737,000; earnings per share $0.01 after preferred dividends
  Non-performing loans reduced by 17% in second quarter
  Core deposits up 13% over prior year, demand deposits up 23%
  Wealth management revenue up 67% year-over-year
  Arizona assets grow to $300 million with asset purchase from FDIC

St. Louis, July 20, 2010. Enterprise Financial Services Corp (NASDAQ: EFSC) reported net income of $737,000 for the quarter ended June 30, 2010 compared to net income of $39,000 from continuing operations for the prior year period. After deducting dividends on preferred stock, the Company reported net income of $0.01 per fully diluted share for the second quarter of 2010 compared to a net loss from continuing operations of $0.03 per share for the second quarter of 2009.

Second quarter results included $9.0 million in loan loss provision, roughly equivalent to the prior year period, and 35% lower than the linked first quarter provision.

Pre-tax, pre-provision operating earnings were $9.7 million in the second quarter of 2010, 15% higher than the comparable period in 2009 and 7% higher than the first quarter of 2010.

Pre-tax, pre-provision income from continuing operations, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure, is presented because the Company believes adjusting its results to exclude discontinued operations, loan loss provision expense, impairment charges, special FDIC assessments and unusual gains or losses provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP pre-tax income (loss) to pre-tax, pre-provision income from continuing operations is provided in the attached tables.

Peter Benoist, President and Chief Executive Officer of Enterprise Financial, commented, “Core operating earnings rose again in the second quarter, with higher wealth management revenues bolstering stable net interest income. Our pre-tax, pre-provision operating earnings were 15% higher than a year ago, reflecting our ability to drive down funding costs and increase net interest income while controlling noninterest expense growth.”

“At the same time, we are identifying opportunities in the Arizona market to grow our franchise and earnings base,” said Benoist. “The purchase of Arizona assets from the FDIC earlier this month represents a significant advancement of our Arizona expansion strategy, adding clients and building our asset base there to $300 million. We expect that transaction to add $0.15 to $0.20 per share in this calendar year.”

Benoist concluded, “With regard to asset quality, we reported significant declines in both non-performing loans and losses compared to the first quarter. However, we continue to remain cautious in this uncertain economy and recorded provision expense in excess of charge-offs for the quarter and increased reserves to 97% of non-performing loans. We do not foresee a rapid turnaround in the credit environment, particularly in light of the continued weak real estate markets.”

Banking Line of Business

Deposits and Liquidity
The Company has significantly improved its deposit mix over the past year. Core deposits, which exclude brokered CDs and include CDARS deposits, increased 13% from the second quarter of 2009 to the second quarter of 2010. CDARS deposits represent $157 million of the core deposits. Brokered CDs have been reduced by 57% over the prior year period and at June 30, 2010 represented only 6% of total deposits. Noninterest bearing demand deposits increased 23% from the second quarter of 2009 and represented 16% of total deposits at June 30, 2010, up from 14% at June 30, 2009.

On a linked quarter basis, total deposits decreased 4%, or $82 million, as the Company continued to focus on lowering its funding costs by shedding $117 million in higher-cost CDs that were not tied to client relationships.

Loans
Portfolio loans decreased $132 million, or 6%, from a year ago, excluding the effects of derecognizing $231 million in loan participations in the second quarter of 2009. On a linked quarter basis, portfolio loans declined less than 2% as loan payoffs and paydowns offset new loans. The Company continues to pursue high quality lending relationships, funding $130 million in new loans and advances during the second quarter.

Approximately $333 million, or 19%, of the Company’s total loan portfolio represented real estate that was “owner-occupied” by commercial and industrial businesses. Investor-owned commercial real estate loans represented approximately 26% of the Company’s total loan portfolio, while construction, land acquisition and development loans represented less than 12% of the portfolio at June 30, 2010.

Asset quality
Nonperforming loans totaled $46.6 million for the second quarter of 2010, a 17% decrease from the linked first quarter and a 15% reduction from the second quarter of 2009. Nonperforming loans represented 2.63% of total loans at June 30, 2010, down from 3.10% at March 31, 2010. Nonperforming loans were 2.56% at June 30, 2009.

Nonperforming loans by segment at June 30, 2010 were as follows (in millions):

	Total portfolio	Non-performing	% NPL
Construction, Real Estate/Land
Acquisition & Development	$206.3	$18.9	9.2%
Commercial Real Estate – investor owned	468.4	15.3	3.3
Commercial Real Estate – owner occupied	333.4	3.2	1.0
Residential Real Estate	200.4	2.5	1.2
Commercial & Industrial	546.8	6.7	1.2
Consumer & Other	18.0	--	0.0
Total	$1,773.3	$46.6	2.63%

Commercial & Industrial and Commercial Real Estate – owner occupied loans, which represent 50% of the Company’s total loan portfolio, accounted for less than $10 million in nonperforming loans at June 30, 2010. The nonperforming loan ratios for Commercial & Industrial and Commercial Real Estate – owner occupied loan portfolios were only 1.2% and 1.0%, respectively.

Other real estate at June 30, 2010 was $26.0 million, up $4.9 million from March 31, 2010 and up $10.0 million from the prior year period. During the second quarter, the Company sold $5.0 million in other real estate, recording a gain of $302,000. Year to date, the Company has sold $14.3 million in other real estate at a net gain of $290,000. At June 30, 2010, other real estate was comprised of 27% residential lots, 35% completed homes and 38% commercial properties.

Net charge-offs in the second quarter were $7.8 million, representing an annual rate of 1.76% of average loans. By comparison, net charge-offs were $12.7 million in the linked first quarter, or 2.83% of average loans. The annual rate of net charge-offs for the prior year second quarter was 1.22%.

Provision for loan losses was $9.0 million in the second quarter of 2010, down from $13.8 million in the first quarter. The lower provision reflected fewer loan risk rating downgrades during the quarter. Since year-end 2009, the Company’s watch list credits as a percentage of total loans have remained relatively flat. Prior year second quarter loan loss provision was $9.1 million.

The Company increased its allowance for loan losses to 2.55% of portfolio loans at June 30, 2010, representing 97% of total nonperforming loans. The loan loss allowance was 2.45% at March 31, 2010 and 2.10% at June 30, 2009.

Net Interest Income
Net interest income for the quarter ended June 30, 2010 for the banking segment increased 6% over the prior year and was flat compared to the linked quarter.

Including the effect of parent company debt, the net interest rate margin was 3.46% for the second quarter of 2010, compared to 3.10% for the prior year period. The net interest rate margin was flat compared to the linked quarter.

The Company has been effectively managing down its cost of interest-bearing deposits, reducing the average cost from 2.03% for the quarter ended June 30, 2009 to 1.44% for the quarter ended June 30, 2010. At the same time, the average loan yield increased from 5.45% to 5.62% over the twelve month period.

Arizona Operations
On July 13, 2010, Enterprise Bank & Trust acquired approximately $256 million in assets from the FDIC in connection with the failure of an Oklahoma bank with operations in Arizona. The Company acquired the assets at a discount of 12.5%. As part of the purchase transaction, Enterprise and the FDIC entered into a loss sharing agreement on the assets acquired. Approximately $166 million of the assets acquired are performing loans with an average loan size of less than $1 million. The overall portfolio loan mix consists primarily of commercial real estate and construction and development loans, mostly located in the Phoenix area. Based on estimated cash flows at this point, the Company expects this portfolio of assets to yield 7-8% before funding costs, expenses and taxes.

The transaction, which increased Enterprise’s total assets in Arizona to roughly $300 million, is expected to add $0.15 to $0.20 to the Company’s 2010 earnings per share, excluding the impact of the preferred dividends.

The Company opened its second Arizona branch, located in central Phoenix, during the second quarter. Enterprise also operates a branch in the West Valley suburbs of greater Phoenix. During the quarter, the Company closed a branch in Mesa, Arizona that it acquired in an FDIC-assisted transaction in December 2009.

Wealth Management Line of Business

Fee income from the Wealth Management line of business, including trust revenues and income from state tax credit brokerage activities, totaled $2.2 million in the second quarter of 2010, 67% higher than the prior year period. A large portion of the increase was attributable to higher revenues from state tax credit brokerage activities in the second quarter of 2010.

Trust
Enterprise Trust revenues increased $122,000, or 10%, in the second quarter of 2010 over the comparable period in 2009. Second quarter revenues were flat compared to the first quarter. Trust assets under administration increased 11% to $1.2 billion compared to the prior year.

State Tax Credit Brokerage
For the second quarter of 2010, state tax credit brokerage activities generated $851,000 in gains versus $109,000 for the second quarter of 2009. Second quarter revenues included $398,000 in gains from the sale of state tax credits and $453,000 in net gains in the fair value of tax credit assets and related interest rate hedges. For the first quarter of 2010, state tax credit revenues were $518,000.

Other Business Results

The Company’s capital ratios remain solid. Total capital to risk-weighted assets was 14.45% at June 30, 2010 compared to 13.13% at June 30, 2009 and 14.29% at March 31, 2010. The tangible common equity ratio was 6.23% at June 30, 2010, versus 5.08% at June 30, 2009 and 5.93% at March 31, 2010. A reconciliation of shareholders’ equity to tangible common equity and total assets to tangible assets is provided in the attached tables. The Company believes that the tangible common equity ratio is an important financial measure of capital strength even though it is considered to be a non-GAAP measure. The Company continues to exceed regulatory standards for “well-capitalized” institutions.

For the second quarter of 2010, noninterest expenses were $14.1 million, 2% higher than the prior year period. The increase resulted from an increase in salaries and benefits and loan, legal and other real estate expense, offset by a decrease in FDIC insurance expense. The $701,000 increase in salaries and benefits was primarily attributable to the recruitment of several prominent St. Louis bankers and the accrual of higher variable compensation expense. The $482,000 increase in loan, legal and other real estate expense was largely due to fair value adjustments on other real estate. The $854,000 decrease in FDIC insurance was attributable to the $1.1 million accrual for the FDIC special assessment in the second quarter of 2009. On a linked quarter basis, noninterest expenses increased $491,000, or 4%, due to the new hires and variable compensation accrual mentioned above.

The Company’s efficiency ratio was 59.8% for the quarter ended June 30, 2010, compared to 65.0% for the prior year period and 60.2% for the first quarter of 2010.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#      #      #

This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect”, “intend”, “anticipate”, and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, changes in real estate markets, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2009 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Six Months Ended
		Restated		Restated
	Jun 30,	Jun 30,	Jun 30,	Jun 30,
INCOME STATEMENTS	2010	2009	2010	2009
NET INTEREST INCOME
Total interest income	$26,710	$30,341	$53,985	$60,159
Total interest expense	8,108	12,846	16,760	25,815
Net interest income	18,602	17,495	37,225	34,344
Provision for loan losses	8,960	9,073	22,760	25,532
Net interest income after provision for loan losses	9,642	8,422	14,465	8,812

NONINTEREST INCOME
Wealth Management revenue	1,302	1,180	2,599	$2,387
Deposit service charges	1,212	1,249	2,386	2,544
Sale of other real estate	302	(2)	290	57
State tax credit activity, net	851	109	1,369	63
Sale of securities	525	636	1,082	952
Other income	849	576	1,371	576
Total noninterest income	5,041	3,748	9,097	6,579

NONINTEREST EXPENSE
Salaries and benefits	7,035	6,334	13,633	12,608
Occupancy	1,097	1,197	2,270	2,294
Furniture and equipment	325	344	694	688
Goodwill impairment charge	-	-	-	45,377
Other	5,689	5,929	11,204	10,755
Total noninterest expense	14,146	13,804	27,801	71,722

Income (loss) from continuing operations before income tax	537	(1,634)	(4,239)	(56,331)
Income tax (benefit) expense	(200)	(1,673)	(1,962)	(4,524)
Income (loss) from continuing operations	737	39	(2,277)	(51,807)

(Loss) income from discontinued operations before income tax	-	(443)	-	35
Income tax (benefit) expense	-	(103)	-	15
(Loss) income from discontinued operations	-	(340)	-	20

Net income (loss)	737	(301)	(2,277)	(51,787)
Dividends on preferred stock	(615)	(602)	(1,227)	(1,201)
Net income (loss) available to common shareholders	$122	$(903)	$(3,504)	$(52,988)

Basic earnings (loss) per share from continuing operations	$0.01	$(0.04)	$(0.24)	$(4.13)
Diluted earnings (loss) per share from continuing operations	0.01	(0.03)	(0.24)	(4.13)
Basic loss per share from discontinued operations	-	(0.03)	-	-
Diluted loss per share from discontinued operations	-	(0.03)	-	-
Basic earnings (loss) per share	0.01	(0.07)	(0.24)	(4.13)
Diluted earnings (loss) per share	0.01	(0.07)	(0.24)	(4.13)

Return on average assets	0.02%	(0.15% )	(0.30% )	(4.32% )
Return on average common equity	0.34%	(2.78% )	(4.90% )	(68.28% )
Efficiency ratio from continuing operations	59.84%	64.98%	60.02%	175.26%
Noninterest expense from continuing operations to average assets	2.42%	2.26%	2.40%	5.84%

YIELDS (fully tax equivalent)
Loans	5.62%	5.45%	5.64%	5.40%
Securities	2.85%	3.63%	2.80%	3.97%
Federal funds sold	0.31%	0.53%	0.33%	0.52%
Yield on earning assets	4.95%	5.32%	5.00%	5.30%
Interest-bearing deposits	1.44%	2.03%	1.50%	2.08%
Subordinated debt	5.84%	6.19%	5.85%	6.31%
Borrowed funds	2.55%	3.51%	2.64%	3.35%
Cost of paying liabilities	1.75%	2.53%	1.81%	2.55%
Net interest spread	3.20%	2.79%	3.19%	2.75%
Net interest rate margin	3.46%	3.10%	3.46%	3.06%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)		At the Quarter Ended
					Restated
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
BALANCE SHEETS	2010	2010	2009	2009	2009
ASSETS
Cash and due from banks	$13,711	$13,548	$16,064	$12,519	$41,490
Federal funds sold	30	2,199	7,472	1,771	4,252
Interest-bearing deposits	66,347	125,822	83,430	82,651	2,893
Debt and equity investments	273,021	280,329	295,650	211,069	169,309
Loans held for sale	2,518	1,517	4,243	2,130	2,004

Portfolio loans	1,773,315	1,800,302	1,833,203	2,113,365	2,136,125
Less allowance for loan losses	45,258	44,079	42,995	45,019	44,768
Net loans	1,728,057	1,756,223	1,790,208	2,068,346	2,091,357

Other real estate	26,024	21,087	25,224	19,273	16,053
Premises and equipment, net	21,169	21,697	22,301	23,042	23,872
State tax credits, held for sale	60,134	52,067	51,258	47,950	42,609
Goodwill	1,974	1,974	1,974	3,134	3,134
Core deposit intangible	1,423	1,531	1,643	1,759	1,874
Other amortizing intangibles	-	-	-	932	1,081
Assets held for sale	-	-	4,000	-	-
Other assets	78,321	83,411	62,188	44,049	46,337
Total assets	$2,272,729	$2,361,405	$2,365,655	$2,518,625	$2,446,265

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	293,619	300,835	289,658	257,901	238,139
Interest-bearing deposits	1,528,204	1,603,219	1,651,758	1,595,730	1,521,125
Total deposits	1,821,823	1,904,054	1,941,416	1,853,631	1,759,264
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
FHLB advances	123,100	128,100	128,100	139,001	139,520
Federal funds purchased	-	-	-	-	21,650
Secured borrowings	-	-	-	229,012	236,110
Other borrowings	56,681	60,438	39,338	36,097	33,824
Other liabilities	9,172	8,498	7,808	9,132	9,366
Total liabilities	2,095,857	2,186,171	2,201,743	2,351,954	2,284,815
Shareholders' equity	176,872	175,234	163,912	166,671	161,450
Total liabilities and shareholders' equity	$2,272,729	$2,361,405	$2,365,655	$2,518,625	$2,446,265

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
					Restated
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2010	2010	2009	2009	2009
EARNINGS SUMMARY
Net income (loss) from continuing operations
Net interest income	$18,602	18,623	$17,914	$17,383	$17,495
Provision for loan losses	8,960	13,800	8,400	6,480	9,073
Wealth Management revenue	1,302	1,297	1,002	1,135	1,180
Noninterest income	3,739	2,759	3,223	7,938	2,568
Noninterest expense	14,146	13,655	13,731	12,973	13,804
Income (loss) before income tax	537	(4,776)	8	7,003	(1,634)
Net income (loss) from continuing operations	737	(3,014)	380	4,758	39

Net loss from discontinued operations	-	-	(1,234)	(70)	(340)
Net income (loss) available to common shareholders	122	(3,626)	(1,462)	4,082	(903)
Diluted earnings (loss) per common share	$0.01	$(0.25)	$(0.12)	$0.31	$(0.07)
Return on average common equity	0.34%	(10.26% )	(4.25% )	12.03%	(2.78% )
Net interest rate margin (fully tax equivalent)	3.46%	3.46%	3.15%	2.97%	3.10%
Efficiency ratio from continuing operations	59.84%	60.21%	62.02%	49.04%	64.98%

MARKET DATA
Book value per common share	$9.74	$9.65	$10.25	$10.52	$10.13
Tangible book value per common share	$9.51	$9.41	$9.97	$10.07	$9.65
Market value per share	$9.64	$11.06	$7.71	$9.25	$9.09
Period end common shares outstanding	14,854	14,852	12,883	12,834	12,834
Average basic common shares	14,854	14,418	12,835	12,834	12,833
Average diluted common shares	14,855	14,418	12,835	14,277	12,833

ASSET QUALITY
Net charge-offs	7,781	$12,716	$9,041	$6,229	$6,592
Nonperforming loans	$46,550	$55,785	$38,540	$46,982	$54,699
Nonperforming loans to total loans	2.63%	3.10%	2.10%	2.22%	2.56%
Nonperforming assets to total assets	3.23%	3.30%	2.70%	2.63%	2.89%
Allowance for loan losses to total loans	2.55%	2.45%	2.35%	2.13%	2.10%
Net charge-offs to average loans (annualized)	1.76%	2.83%	1.90%	1.16%	1.22%

CAPITAL
Average common equity to average assets	6.18%	6.14%	5.67%	5.40%	5.31%
Tier 1 capital to risk-weighted assets	11.93%	11.78%	10.67%	9.49%	8.47%
Total capital to risk-weighted assets	14.41%	14.29%	13.32%	11.94%	13.13%
Tangible common equity to tangible assets	6.23%	5.93%	5.44%	5.14%	5.08%

AVERAGE BALANCES
Portfolio loans	$1,775,642	$1,821,345	$1,887,623	$2,121,518	$2,168,417
Earning assets	2,187,454	2,207,381	2,295,486	2,386,575	2,323,334
Total assets	2,342,523	2,336,788	2,406,403	2,493,163	2,447,974
Deposits	1,889,947	1,895,937	1,926,800	1,826,229	1,748,636
Shareholders' equity	176,785	175,223	168,143	166,174	161,426

LOAN PORTFOLIO
Commercial and industrial	$546,737	$553,487	$558,016	$703,662	$673,154
Commercial real estate	801,794	807,293	820,191	793,569	846,079
Construction real estate	206,321	214,900	224,390	376,882	348,598
Residential real estate	200,414	207,239	214,066	220,215	245,296
Consumer and other	18,049	17,383	16,540	19,037	22,998
Total loan portfolio	$1,773,315	$1,800,302	$1,833,203	$2,113,365	$2,136,125

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$293,619	$300,835	$289,658	$257,901	$238,139
Interest-bearing transaction accounts	198,747	203,006	142,061	121,935	129,680
Money market and savings accounts	687,116	640,504	699,374	635,607	619,686
Certificates of deposit	642,341	759,709	810,323	838,188	771,759
Total deposit portfolio	$1,821,823	$1,904,054	$1,941,417	$1,853,631	$1,759,264

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
					Restated
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2010	2010	2009	2009	2009
YIELDS (fully tax equivalent)
Loans	5.62%	5.67%	5.54%	5.47%	5.45%
Securities	2.85%	2.76%	2.78%	3.33%	3.63%
Federal funds sold	0.31%	0.36%	0.21%	0.17%	0.51%
Yield on earning assets	4.95%	5.05%	4.89%	5.12%	5.32%
Interest-bearing deposits	1.44%	1.56%	1.72%	1.91%	2.03%
Subordinated debt	5.84%	5.86%	5.80%	5.91%	6.19%
Borrowed funds	2.55%	2.74%	3.19%	3.96%	3.51%
Cost of paying liabilities	1.75%	1.87%	2.06%	2.48%	2.53%
Net interest spread	3.20%	3.18%	2.83%	2.64%	2.79%
Net interest rate margin	3.46%	3.46%	3.15%	2.97%	3.10%

WEALTH MANAGEMENT
Trust Assets under management	$722,895	$773,069	$750,755	$710,224	$691,927
Trust Assets under administration	1,230,827	1,320,714	1,279,971	1,190,130	1,113,466

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES

     PRE-TAX INCOME (LOSS) FROM CONTINUING OPERATIONS TO PRE-TAX, PRE-PROVISION INCOME FROM CONTINUING OPERATIONS

	For the Quarter Ended
					Restated
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2010	2010	2009	2009	2009
Pre-tax income (loss) from continuing operations	$537	$(4,776)	$8	$7,003	$(1,634)
Sales and fair value writedowns of other real estate	678	586	1,166	602	508
Sale of securities	(525)	(557)	(3)	-	(636)
Gain on extinguishment of debt	-	-	(2,062)	(5,326)	-
FDIC special assessment (included in Other noninterest expense)	-	-	-	(202)	1,100
Income (loss) before income tax	690	(4,747)	(891)	2,077	(662)
Provision for loan losses	8,960	13,800	8,400	6,480	9,073
Pre-tax, pre-provision income from continuing operations	$9,650	$9,053	$7,509	$8,557	$8,411

     SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

	For the Quarter Ended
					Restated
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2010	2010	2009	2009	2009
Shareholders' equity	$176,872	$175,234	$163,912	$166,671	$161,450
Less: Preferred stock	(32,153)	(31,976)	(31,802)	(31,631)	(31,463)
Less: Goodwill	(1,974)	(1,974)	(1,974)	(3,134)	(3,134)
Less: Intangible assets	(1,423)	(1,531)	(1,643)	(2,691)	(2,955)
Tangible common equity	$141,322	$139,753	$128,494	$129,215	$123,898

Total assets	$2,272,729	$2,361,405	$2,365,655	$2,518,625	$2,446,265
Less: Goodwill	(1,974)	(1,974)	(1,974)	(3,134)	(3,134)
Less: Intangible assets	(1,423)	(1,531)	(1,643)	(2,691)	(2,955)
Tangible assets	$2,269,332	$2,357,900	$2,362,038	$2,512,800	$2,440,176

Tangible common equity to tangible assets	6.23%	5.93%	5.44%	5.14%	5.08%